EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement previously filed on Form S-3 (No. 333-155391), incorporated by reference in the Registration Statement on Form S-3 filed pursuant to Rule 426(b) on January 30, 2009, and related Prospectus of DexCom, Inc. and to the incorporation by reference therein of our reports dated March 7, 2008, with respect to the financial statements and schedule of DexCom, Inc., and the effectiveness of internal control over financial reporting included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Diego, California

January 29, 2009